BENHAM INTERNATIONAL BOND FUND
                           AVERAGE ANNUAL TOTAL RETURN
                                    12/31/97

                              Formula: T=(ERV/P)^1/N -1

             P    =    A hypothetical initial payment of $1,000
             ERV  =    Ending redeemable value of a hypothetical
                         $1,000 payment made at the beginning of the period
             N    =    Number of years
             T    =    Average annual total return

                              P              ERV             N             T
                       ---------------------------------------------------------

One Year                $1,000.00         $941.20        1.000000       -5.88%

Five Year               $1,000.00       $1,413.50        5.000000        7.17%

Ten Year                $1,000.00                       10.000000         N/A

Inception *             $1,000.00       $1,513.60        5.9813852       7.18%

TR = Total return for period           TR=(ERV/P)-1        51.36%

*Date of Inception: 1/7/92
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                         BENHAM INTERNATIONAL BOND FUND
                                YIELD CALCULATION
                                    12/31/97

                       Formula: YIELD = 2[(A-B/C*D+1)^6-1]

              A    = Investment income earned during the period
              B    = Expenses accrued for the period (net of reimbursements)
              C    = The average daily number of shares outstanding during
                       the period that were entitled to receive dividends
              D    = The per share price on the last day of the period



              A    =                 $764,460.54
              B    =                 $120,599.24
              C    =               15,463,590.529
              D    =                      $10.92

        Yield      =                        4.62%